                                                                     EXHIBIT 8.1

                             February 10, 2000

Merrill Lynch, Pierce, Fenner & Smith Incorporated
World Financial Center
North Tower--4th Floor
New York, New York 10281

               Merrill Lynch, Pierce, Fenner & Smith Incorporated

                  Internet Infrastructure HOLDRSSM Trust
                       Registration Statement on Form S-1

                        Registration No. 333-96069

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Ladies and Gentlemen:

      We have acted as special Tax Counsel to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as Initial Depositor, and the Internet Infrastructure HOLDRSSM Trust in connection with the preparation and filing of a Prospectus and Registration Statement on Form S-1, No. 333-92163, as amended from time to time and filed by the Initial Depositor (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"), for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,000,000,000 Internet Infrastructure HOLDRSSM (the "HOLDRSSM") to be issued by the Trust. Capitalized terms used herein have the meaning ascribed to them in the Prospectus. The HOLDRSSM are being issued pursuant to the Depositary Trust Agreement between the Initial Depositor, The Bank of New York, as trustee (in such capacity, the "Trustee"), other depositors and owners of HOLDRSSM (the "Trust Agreement").

      In connection with the preparation of this opinion, we have examined and relied on such documents as we have deemed appropriate, including, inter alia,
(i) the Trust Agreement and (ii) the Prospectus. We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

      Based on the foregoing, it is our opinion that the Trust will provide for flow through tax consequences since it will be treated as a grantor trust or custodial arrangement for United States Federal income tax purposes. Moreover, the discussion set forth under the caption "Federal Income Tax Consequences" in the Prospectus represents our opinion of and, subject to the limitations contained therein, accurately describes, the principal United States Federal income tax consequences to a holder of HOLDRSSM receipts. The foregoing opinion is based upon provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations and administration and judicial interpretations as of the date hereof (all of which are subject to change, possibly with retroactive effect, or different interpretations).

      We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                          Very truly yours,

                                          /s/ Shearman & Sterling